SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2003

UNITED BANCSHARES, INC.

(Exact name of Registrant as specified in its Charter)

Ohio	000-29283	34-1516518
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

100 S. High Street, Columbus Grove, Ohio		45830-1241
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(419) 659-2141

N/A

(Former name or former address, if changed since last report)

Item 7.  Financial Statements and Exhibits

(a)

Exhibits

99.1 Press Release dated July 23, 2003

Item 9.

The information contained in this Item 9 of this Current Report is being furnished pursuant to "Item 12. Results of Operations and Financial Condition" of Form 8-K in accordance with SEC Release Nos. 33-8216; 34-47583

The information in this Current Report is being furnished and shall not be deemed "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

On July 23, 2003, United Bancshares, Inc. issued an earnings release announcing its financial results for the second quarter ended June 30, 2003.  A copy of the earnings release is attached as Exhibit 99.1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

United Bancshares, Inc.

Date: July 23, 2003	By: /s/Brian D. Young
Brian D. Young CFO

Exhibit 99.1

On July 23, 2003, United Bancshares, Inc. issued the following press release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $497 million, today announced its second quarter operating results.

For the quarter ended June 30, 2003, United Bancshares, Inc. reported net income $915,000, or $0.25 basic earnings per share. This compares to second quarter 2002 net income of $681,000, or $0.19 basic earnings per share.  Compared with the same period in 2002, second quarter 2003 net income increased $234,000 or 34%.  The net income improvement was the result of increases of $720,000 in net interest income and $374,000 in non-interest income and a decrease in the provision for loan losses of $96,000 offset by increases in non-interest expenses of $869,000 and the provision for income taxes of $87,000.

Factors affecting the increases in net interest income and non-interest expenses include a growing earning asset base and expanded operations as a result of the Company’s completion of the purchase of branches located in Pemberville, Gibsonburg and the Otterbein-Portage Valley Retirement Village from RFC Banking Company on March 28, 2003.  Included in the purchase was approximately $71 million in deposits, $57 million in loans, fixed assets and real property.  The increase in non-interest expenses also resulted from additional conversion costs associated with the purchase of the branches and the merger of the Company’s three bank charters into one.  Additionally, the increase in non-interest income was largely due to an increase in gain on sale of loans, including capitalized servicing rights, of $479,000.  Such increase was attributable in significant part to the continued boom in the refinancing of home mortgages.

Net income for the six months ended June 30, 2003, totaled $1,976,000, or $0.54 basic earnings per share compared to the same period in 2002 of net income of $5,038,000, or $1.40 basic earnings per share.  The 2002 results include income of $3,807,000 ($1.06 per share) as a result of a change in accounting principle.  Net income for the six months ended June 30, 2003 as compared to income before the change in accounting principle for the same period in 2002 was impacted by similar factors as stated above for the second quarter.

Return on average assets was 0.73% for the second quarter of 2003, compared to 0.67% for the comparable quarter of 2002. Return on average assets for the six months ended June 30, 2002 was 0.86% compared to 0.63% for the same period in 2002, excluding the impact of the change in accounting principle.  Return on average equity for the second quarter of 2003 was 8.68% compared to 7.00% for the same period of 2002.  Return on average equity for the six months ended June 30, 2003 was 9.50% compared to 6.51% for the same period in 2002, excluding the impact of the change in accounting principle in 2002.

United Bancshares, Inc. is a locally owned and operated holding company of The Union Bank Company which serves Allen, Putnam, Sandusky, Van Wert and Wood Counties, with office locations in Bowling Green, Columbus Grove, Delphos, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2002 Form 10-K.